SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER

                           THE SECURITIES ACT OF 1933

                             MAMMOTH RESOURCES, INC.

             (Exact name of registrant as specified in its charter)

             UTAH                                          87-0378892
         --------------                                    ----------
         (State or other jurisdiction of              (I.R.S. Employer
         incorporation or organization)               Identification No.)

               347 Bay Street, Suite 502, Toronto, Canada M5H 2R7
              ----------------------------------------------------
               (Address of Principal Executive Offices)(Zip Code)

                            Consultant Services Plan
                            ------------------------
                            (Full title of the plan)

    Gilles Trahan, C.E.O.,347 Bay Street, Suite 502, Toronto, Canada M5H 2R7
    ------------------------------------------------------------------------
                    (Name and address of agent for service)

                                 (416) 366-5221
                                 --------------
          (Telephone number, including area code, of agent for service)

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR REINVESTMENT PLAN, CHECK THE FOLLOWING BOX; [X]


                         CALCULATION OF REGISTRATION FEE

                                                               Proposed
                                           Proposed            maximum
Title of securities     Amount to be       maximum offering    aggregate offering   Amount of
 to be registered       registered         price per unit      price                registration fee
----------------------------------------------------------------------------------------------------
Common Stock            500,000 Shares       $3.25(1)          $1,625,000(1)        $429.00





---------------

1 Computed pursuant to Rule 457 solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The fee is based upon the closing price of the common stock ($3.25) reported on the NASD Bulletin Board for May 5, 2000.

PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to Rule 428(b)(1), the information required by Part I is included in documents sent or given to each consultant of Symphony Telecom International, Inc., a Utah corporation formerly known as Mammoth Resources, Inc. (herein "Registrant" or "Company").

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3 - Incorporation of Documents by Reference

The following documents are incorporated by reference to this Registration Statement and made a part hereof:

         (a) the Registrant's latest Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999, including exhibits, filed under Section 13(a) or 15(d) of the Securities Act of 1934, as amended (the "Exchange Act"), including all amendments;

         (b) all other reports, including amendments, filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant document referred to in (a) immediately above;

         (c)      the Registrant's  Form S-18  Registration  Statement under the
                  Securities  Act  of  1933,  as  amended,   including  exhibits
                  thereto, as amended, Commission File No. 85601; and

         (d) specifically, the Description of Securities of the Registrant offered hereunder as contained under the caption "Description of Securities" starting on page 30 of the above referenced Form S-18 Registration Statement, as amended.

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

The class of securities to be offered is registered under Section 12 of the Exchange Act (a more detailed description is contained in the Form S-18 filing, as amended, and Company filings referenced above).

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

The Company's Articles of Incorporation and By-Laws contain provisions which reduce the potential personal liability of directors for certain monetary damages and provide for indemnity of directors and other persons. Such provisions are intended to increase the protection provided directors and, thus, increase the Company's ability to attract and retain qualified persons to serve as directors.

Utah Revised Statues, authorize the indemnification of officers and directors and certain others under certain circumstances.

The Articles of Incorporation and Bylaws provide authority to Management, which, though not specific, could be interpreted to authorize indemnification of officers and Directors.

The Corporation may indemnify all of its' officers and directors, past, present and future, against any and all expenses incurred by them, and each of them including but not limited to legal fees, judgments and penalties which may be incurred, rendered or levied in any legal action brought against any or all of them for or on account of any act or omission alleged to have been committed while acting within the scope of their duties as officers or directors of this corporation.

In the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933 is contrary to public policy and, therefore, is unenforceable.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

See - Exhibits and Exhibit Index herein.

Item 9.  Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) to file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

         (i) include any prospectus required by section 10(a)(3) of the Securities Act;

         (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement: and Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) (ss.230.424(b) of this chapter) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) Include any additional or changed material information on the plan of distribution;

         (2) for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

         (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering ;

         (4) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time Commission declared it effective; and

         (5) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities;

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a Court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto, Canada on May 8, 2000.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Symphony Telecom International, Inc.

/s/ Gilles Trahan, C.E.O.
-----------------------------
(Principal Executive Officer)
and Director



/s/ Gilles Trahan, C.E.O.
-----------------------------
(Principal Financial Officer)
and Director

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------


                                    EXHIBITS

                                       TO

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER

                           THE SECURITIES ACT OF 1933


                      SYMPHONY TELECOM INTERNATIONAL, INC.





                                  EXHIBIT INDEX

EXHIBIT NO.           DESCRIPTION                 DOCUMENT               PAGE NO.
-----------           -----------                 --------               --------

  4                   INSTRUMENTS DEFINING        (a) ARTICLES OF        INCORPORATED FROM
                      RIGHTS OF SECURITIES        INCORPORATION AND      COMMISSION FILE NO.
                      HOLDERS                     AMENDMENTS             85601

                                                  (b) BYLAWS AND
                                                  AMENDMENTS             SAME AS ABOVE



 5                    OPINION RE:  LEGALITY       LETTER                     E-2
                      (AND CONSENT)



 24                   CONSENTS OF EXPERTS         LETTERS                    E-2 (AS TO LEGAL CONSENT)
                      AND COUNSEL                                            E-4 (AS TO ACCOUNTANTS
                                                                                  CONSENT)

9A                    ADDITIONAL EXHIBITS         CONSULTANT SERVICES E3
                                                  PLAN

                                    EXHIBIT 5

                              OPINION RE: LEGALITY
                                  (AND CONSENT)

Law Offices of Richard Rossi, P.A.

May 5, 2000

Symphony Telecom International, Inc.
Attn: C.E.O.

Re:  SEC Registration Statement on Form S-8
     --------------------------------------

This firm ("Firm") has been engaged as counsel for Symphony Telecom International, Inc., a Utah corporation ("Company"), in connection with its proposed registration, under the Securities Act of 1933, as amended (the "Act"), of 500,000 Shares of its Common Stock under a plan for consulting services, by the Company, by a filing of a Registration Statement under Form S-8 to which this opinion is a part, to be filed with the U.S. Securities and Exchange Commission ("Commission").

In connection with rendering the opinion as set forth below, the Firm has reviewed and examined originals or copies, of, among other things, the following:

         1.       Articles of Incorporation of the Company, and any amendments;.

         2.       By-laws of the Company, and any amendments;

         3. corporate resolutions by the Board of Directors relating to the issuance of Common Stock for services;

         3. Consultant Services Plan by the Company dated effective May 5, 2000; and

         4. the Company's Registration Statement on Form S-8 and exhibits thereto as filed with the Commission.




                                     E-2(1)

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to the Firm as originals, the conformity with the original documents of all documents submitted to the Firm as certified or photo static copies, and the authenticity of the originals of such copies and the truth of all information supplied us. We have further assumed, among other things, that the recipients of the Shares will have completed the required services, and/or provided considerations required under the terms of such related agreements acceptable to the Board of Directors and that any Shares to be issued will have been registered in accordance with the Act, absent the application of an exemption from registration, prior to the issuance of such Shares. We have not independently investigated or verified any matter whatsoever, including assumption, or representation. Based upon the foregoing and in reliance thereof, it is our opinion that, subject to the limitations set forth herein, the Shares to be issued will be duly and validly authorized, and legally paid and available Shares (non-assessable).





                                     E-2(2)

This opinion is expressly limited in scope to the Shares enumerated herein which are to be expressly covered by the referenced Registration Statement and does not cover any subsequent issuances of shares, if any, pertaining to other services (such transactions are required to be included in either a new Registration Statement or a Post-Effective Amendment to the Registration Statement including updated opinions concerning the validity of issuance of such shares, and other items), nor does this opinion extend to any other issue.

This opinion is limited (we express no opinion with respect to the laws of any jurisdiction). We consent to your filing this opinion with the Commission as an exhibit to the Registration Statement on Form S-8. This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. This opinion is based representations to this firm, and upon our assumptions as to application of the law and facts as of the date hereof. We assume no duty to communicate with you with respect to any matters which come to our attention hereafter.

Sincerely yours,

/S/ LAW OFFICES OF RICHARD ROSSI, P.A.
    ----------------------------------
    LAW OFFICES OF RICHARD ROSSI, P.A.







                                     E-2(3)

                                   EXHIBIT 10

                            CONSULTANT SERVICES PLAN

                            CONSULTANT SERVICES PLAN

THIS CONSULTANT SERVICES PLAN ("Plan") is made effective as of May 5, 2000, by SYMPHONY TELECOM INTERNATIONAL, INC., a Utah corporation ("Company"), for various consultants as designated by the Board ("Consultant").

                                R E C I T A L S:

         The Company wishes to grant, and the Consultants wish to receive, as compensation for consultation services to the Company, a total of 500,000 Shares of the common stock of the Company ("Common Stock"), all pursuant to the provisions set forth herein;

         NOW, THEREFORE, in consideration of the sum of Ten ($10.00) Dollars, premises, mutual promises, covenants, terms and conditions herein, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

         1. Grant of Shares. The Company hereby grants to the Consultants shares of Common Stock (the "Shares") in the Company.

         2. Services. Consultants have been engaged by the Company and the Company has received business consultation services and promises of additional services. Services may be detailed in additional documentation, including confirmatory letters and agreements.

         3. Compensation. The Consultants are not entitled to receive cash compensation, unless and until any agreement to the contrary is reached with any particular Consultant. Consultants' sole compensation is the Shares identified herein, unless the parties agree otherwise. The parties agree the Shares are valued at $.50 each.

         4. Registration or Exemption. Notwithstanding anything to the contrary contained herein, the Shares may not be issued unless the Shares are registered pursuant to the Securities Act of 1933, as amended ("Act").

         5. Delivery of Shares. The Company shall deliver, subject to the terms and conditions of this Plan, to each Consultant, as soon as practicable, a Certificate representing the Shares. Each Consultant agrees to be bound by the terms and conditions under the Plan by accepting delivery of the Shares, and any other terms individually agreed to in writing by the parties.

         6. Company's Rights. The existence of the Shares and/or this Plan shall not affect in any way the rights of the Company to conduct its business.


                                      E-3(1)

         7. Disclosure. Each Consultant agrees to having read and fully considered the disclosures under Exhibit "A" attached hereto and incorporated herein by reference.

         8. Amendments. This Plan may not be amended unless by the written consent of Board.

         9. Governing Law. This Plan shall be governed by the laws of the State of Utah, and the sole venue for any action arising hereunder or in connection herewith shall be a court of competent jurisdiction in Utah.

         10. Binding Effect. This Plan shall be binding upon and for the benefit of the parties hereto and their respective heirs, permitted successors, assigns and/or delegates.

         11. Captions. The captions herein are for convenience and shall not control the interpretation of this Plan.

         12. Cooperation. The parties agree to execute such reasonable necessary documents upon advice of legal counsel in order to carry out the intent and purpose of this Plan as set forth hereinabove.

         13. Gender and Number. Unless the context otherwise requires, references in this Plan in any gender shall be construed to include all other genders, references in the singular shall be construed to include the plural, and references in the plural shall be construed to include the singular.

         14. Severability. In the event anyone or more of the provisions of this Plan shall be deemed unenforceable by any court of competent jurisdiction for any reason whatsoever, this Plan shall be construed as if such unenforceable provision had never been contained herein.

SYMPHONY TELECOM INTERNATIONAL, INC.





                                     E-3(2)

                                   EXHIBIT "A"

Item 1 - Plan Information

(a)      General Plan Information

         1. The title of the Plan is: Consultant Services Plan ("Plan") and the name of the registrant whose securities are to be offered pursuant to the Plan is Symphony Telecom International, Inc. ("Company").

         2. The general nature and purpose of the Plan is to grant Consultants a total of shares of the Common Stock of the Company as compensation for consultation services to be rendered to the Company.

         3. To the best of Company's knowledge, the Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended or replaced by any subsequent law.

         4. The Company shall act as Plan Administrator. The Company's address and telephone number 347 Bay St., Suite 502, Toronto Canada, 416-366-5221. The Company, as administrator of the Plan, will merely issue to the Consultant shares of Common Stock pursuant to the terms of the Plan.

(b) Securities to be Offered. Pursuant to the terms of the Plan, 500,000 shares of the Company's Common Stock will be offered.
(c) Employees Who May Participate in the Plan. Consultants are the sole participants in this Plan. Consultants are eligible to receive the securities provided the securities have been registered or are exempt from registration under the Securities Act of 1933, as amended (the "Act").
(d) Purchase of Securities Pursuant to the Plan. The Company shall issue and deliver the underlying securities to Consultants as soon as practicable.
(e) Resale Restrictions. Consultants, after receipt of the Shares, may assign, sell, convey or otherwise transfer the securities received, subject to the requirements of the Act.
(f) Tax Effects of Plan Participation. The Consultant Services Plan is not qualified under Sec. 401 of the Internal Revenue Code of 1986, as amended or replaced by any subsequent law.
(g)      Investment of Funds. n/a
(h) Withdrawal from the Plan; Assignment of Interest. Withdrawal or termination as to the Plan may occur upon mutual written consent of the parties. Consultant has the right to assign or hypothecate Consultant's interest in the Plan, subject to Plan provisions.
(i)      Forfeitures  and  Penalties.  n/a
(j)      Charges and Deductions and Liens Therefore. n/a

Item 2 -Registrant Information and Employee Plan Annual Information.

Registrant, upon oral or written request by Consultants, shall provide, without charge, the documents incorporated by reference in Part II, Item 3 of Company's Form S-8 Registration Statement for the securities as well as any other documents required to be delivered pursuant to SEC Rule 428(b) (17 CFR Section 230.428(b)). All requests are to be directed to the Company at the address provided in paragraph (a)(4) above.

                                     E-3(3)

                                   EXHIBIT 24

                         CONSENTS OF EXPERTS AND COUNSEL

CONSENT OF INDEPENDENT AUDITORS


Symphony  Telecom  International,  Inc. ( formerly  known as Mammoth  Resources,
Inc.)

We hereby consent to the incorporation by reference in this filing of Symphony Telecom International, Inc. on Form S-8 of our report dated March 6, 2000 appearing in the Company's Annual Report on Form 10-KSB for the year ended June 30, 1999.

May 8, 2000

/s/ Dohan and Company
---------------------
    Dohan and Company
    Certified Public Accountants, A Professional Association









                                     E-4(1)